Summary of Evans Excels Plan

Named Executive Officer Participation

On April 24, 2008, the Board of Directors of Evans Bancorp, Inc. (the "Company") adopted the Evans Excels Plan (the “Plan”).  Members of the Senior Leadership Team of the Company and its subsidiaries, including the named executive officers identified in our most recent proxy statement, are eligible to participate in the Plan in addition to other employees within the company.  The purpose of the Evans Excels Plan (the “Plan”) is to consistently recognize and reward employees for superior performance aligned with the Company’s Strategic Plan.

As designed, the Plan recognizes the achievement of company-wide goals, as well as the unique contributions of individuals through a single, annual cash payment made within 75 days of the performance and Plan period end date.   The performance period and Plan operates on a calendar year basis (January 1st – December 31st).   The Plan is reviewed annually by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors to ensure it remains relevant and effective while ensuring that incentive compensation policies do not encourage imprudent risk-taking and are consistent with the safety and soundness of the organization.

Members of the Senior Leadership Team, including named executive officers, who are employed on or by December 1st of the calendar Plan year are eligible to participate.  New employees or part-time employees receive pro-rated awards based upon date of hire if hired on or before December 1st of the calendar Plan year.  A participant whose work schedule changes during the year may be eligible for prorated treatment reflecting changes in hours worked or work schedules.  If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro-rata basis.

Employees must maintain acceptable performance levels in order to be eligible for payment under the Plan.  Employees on a Performance Improvement Plan or who receive a Final Warning at any time during the year are ineligible for payment under the Plan.

Employees must be actively employed at the time payments are made in order to be eligible for payment, unless they are on short term disability or have retired or otherwise noted. No additional award will be accrued during the period of long term disability. In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant.  Individuals who retire during the Plan year will receive a pro-rata portion of the award based upon the retirement date.

Each participant has a target incentive opportunity based on competitive market rates for his/her role.  The target incentive opportunity is realized through the sum of each individual goal’s target weight.  The target incentive will reflect a percentage of base salary.   Even though incentive payouts are determined by individual goal achievement levels, the HRCC has the ability to raise, lower or eliminate the Plan’s incentive payout.

The Plan pays individuals only after the Company attains a certain level of performance as defined by the budget identified as growth in adjusted net income.  Adjusted net income is equal to net income as reported in the Company’s annual financial statements, excluding the short-term incentive payment, which is calculated net of any tax impact associated with the short-term incentive payment. It is necessary for the Company to attain the “Threshold Level” before payout under the Plan begins.  If the Company’s threshold level of adjusted net income is met, then the Plan pays individuals for only those goals that have achieved at least the threshold level as approved by the HRCC.  A participant may receive different achievement levels for different goals which are based on the performance of each goal.

The Plan is authorized by the Board of Directors. The Board of Directors has designated the President / CEO together with the Chief Administrative Officer the authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration.

The Company has developed the Plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time, at its sole discretion.  The HRCC may, at its sole discretion, waive, change, or amend the Plan as it deems appropriate.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Company. Nothing contained in the Plan, no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company or the CEO and the participant or any other person. Nothing herein will be construed to require the Company or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the HRCC will be final and binding.

The altering, inflating and/or inappropriate manipulation of performance / financial results or any other infraction of recognized ethical standards will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity resulting in a violation of the Company Code of Conduct, will upon termination of employment, death or retirement, forfeit any incentive award earned during the award period in which the termination occurred.